Exhibit 2.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

By and Among

NOVOSTE CORPORATION,

BEST VASCULAR, INC.

And

BEST MEDICAL INTERNATIONAL, INC.

October 12, 2005

4.5.	Claims and Proceedings.	24
4.6.	Disclosure.	25
4.7.	Insurance.	25
4.8.	Applicable Laws and Regulations.	25
4.9.	Broker’s Fees.	25
4.10.	No Inducement or Reliance; Independent Assessment.	25
Article V. Pre-Closing Covenants		26
5.1.	General.	26
5.2.	Certain FDA Matters.	26
5.3.	Novoste’s Pre-Closing Covenants.	26
Article VI. Conditions Precedent		28
6.1.	Conditions Precedent to Obligations of Purchaser and BMI:	28
6.2.	Conditions Precedent to Obligations of Seller:	29
Article VII. Termination		30
7.1.	Termination of Agreement.	30
7.2.	Effect of Termination.	31
Article VIII. The Closing		32
8.1.	Closing.	32
8.2.	Closing Date.	32
8.3.	Documents to be Tendered and Action to be Taken at the Closing.	32
8.4.	Passage of Title and Risk of Loss.	33
8.5.	Articles of Amendment.	33
Article IX. Indemnification; Survival		33
9.1.	Survival of Representations; Limitations.	33
9.2.	Indemnification of Purchaser Indemnified Parties.	34
9.3.	Indemnification of Seller Indemnified Parties.	34
9.4.	Notice of Indemnification Claims.	35
9.5.	Matters Involving Third Parties.	36
9.6.	Matters Involving the Parties.	36
9.7.	Mitigation.	36
9.8.	Exclusive Remedy.	37
Article X. Other Obligations of the Parties		37
10.1.	Certain Tax Matters.	37
10.2.	Bulk Sales Laws.	37
10.3.	Restrictive Covenants.	37
10.4.	Insurance.	39
10.5.	Payment of Rent and Utilities on the International Boulevard Premises.	39
10.6.	Removal of Acquired Assets.	39
10.7.	Maintenance of Records.	39
10.8.	Certain Other Matters Related to the Patent Infringement Lawsuit Liability. If there has been no Claim Settlement as of the Closing, then after the Closing:	40
10.9.	Certain Other Matters Related to the AEA Supply Agreement.	40

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10.10.	Cooperation of Seller for Transfer and/or Issuance of Permits, Licenses and Approvals.	40
10.11.	Authorized Representative.	40
10.12.	Proposed Name Change.	41
Article XI. General Provisions and Other Agreements		41
11.1.	Guaranty.	41
11.2.	Public Disclosure.	42
11.3.	Notice.	42
11.4.	Waivers.	43
11.5.	Controlling Law.	43
11.6.	Assignability.	43
11.7.	Construction.	44
11.8.	Further Assurances.	44
11.9.	Counterparts.	44
11.10.	No Third-Party Beneficiaries.	44
11.11.	Entire Agreement.	44
11.12.	Headings.	44
11.13.	Severability.	44
11.14.	Amendments.	44
11.15.	Payment of Fees and Expenses.	45

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of this 12th day of October, 2005, by and among NOVOSTE CORPORATION, a Florida corporation, with its principal place of business at 4350 International Boulevard, Norcross, Georgia 30093 (“Novoste”), on behalf of itself and each of its direct and indirect subsidiaries (each, a “Subsidiary,” and collectively with Novoste, “Seller”), BEST VASCULAR, INC., a Delaware corporation with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“Purchaser”), and Best Medical International, Inc., a Virginia corporation and an Affiliate (as defined below) of Purchaser, with its principal place of business at 7643 Fullerton Road, Springfield, Virginia 22153 (“BMI”).

R E C I T A L S:

WHEREAS, Seller has ownership rights to certain technology, patents and other intellectual property, regulatory approvals, radiation licenses, clinical data, written and electronic records, customer lists, transfer devices, radiation source trains, and catheters, as well as other products and related inventory, manufacturing tooling, systems, equipment, and engineering equipment, all for use in the medical device business and is in the business of selling and leasing products and related accessories for use in medical interventional procedures known as vascular brachytherapy, including, but not limited to, the Beta-Cath™ System (such business, “Seller’s VBT Business”); and

WHEREAS, Purchaser is in the business of the manufacture and distribution of products and related inventory relating to vascular brachytherapy radiation therapy; and

WHEREAS, Seller desires to sell, and Purchaser desires to acquire, substantially all of Seller’s assets, and Purchaser desires to assume certain specified liabilities of Seller, in each case related to Seller’s VBT Business upon and in accordance with the terms and conditions of this Agreement; and

WHEREAS, as an inducement to Seller to enter into this Agreement, BMI desires to guarantee the full and faithful performance and observation by Purchaser of all agreements of Purchaser set forth in this Agreement; and

WHEREAS, Novoste, Purchaser and BMI have entered into an Asset Purchase Agreement dated as of August 25, 2005 (the “Original Agreement”), and the parties hereto desire herein and hereby to amend and restate the Original Agreement; and

WHEREAS, Novoste, Purchaser and BMI entered into a Marketing Representation Agreement dated as of August 25, 2005, pursuant to which Novoste engaged Purchaser to market, demonstrate and solicit orders for various products with respect to Seller’s VBT Business, and the parties hereto are concurrently with this Agreement entering into Amendment No. 1 to Marketing Representation Agreement (as so amended, the “Marketing Representation Agreement”).

NOW, THEREFORE, in consideration of the mutual promises contained herein, the recitals set forth above, which are hereby incorporated by reference, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby amend and restate the Original Agreement and agree as follows:

Article I.

Definitions

As used in this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” has the meaning set forth in Section 2.1.

“AEA Supply Agreement” means that certain supply agreement between Novoste and AEA Technology-QSA, GmbH, a German corporation, dated October 14, 1999.

“Affiliate” of a specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Assignment of Patents” has the meaning set forth in Section 6.1(g).

“Assignment of Trademarks” has the meaning set forth in Section 6.1(g).

“Assumed Contracts” has the meaning set forth in Section 2.3(a).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Agreement” has the meaning set forth in Section 6.1(g).

“Beta-Cath™” is a trademark of Novoste and is one of the Acquired Assets set forth in Section 2.1.

“Bill of Sale” has the meaning set forth in Section 6.1(g).

“BMI” has the meaning set forth in the introductory paragraph to this Agreement.

“ß-Rail®” and “Beta-Rail®” are trademarks of Novoste used to identify a delivery catheter with an indicator of the source train for use in the Beta-Cath™ 3.5F System and are Acquired Assets as set forth in Section 2.1.

“Claim Settlement” means a resolution of those certain lawsuits against Novoste pending in the United States District Court for the Northern District of Georgia, Calmedica LLC v. Novoste Corporation, Civil Action No. 1:04-CV-2646-RWS, and pending in the United States District Court for the Northern District of Illinois, Calmedica LLC v. Novoste Corporation and Rush-Presbyterian-St. Lukes Medical Center, Civil File No. 03C-3924 (hereinafter, the “Patent Lawsuits”) that includes: (a) a stipulation for dismissal with prejudice of the Patent Lawsuits signed by Calmedica and Novoste; and (b) a release signed by Calmedica (1) releasing all the claims that were asserted or could have been asserted against Novoste, its customers, or both in the Patent Lawsuits, and (2) releasing any past and future claims, including any future claims of infringement by Novoste’s Beta-Cath™ System, components thereof, or both, based on any claim of any continuation, divisional, reissue, or reexamined patent of U.S. Patent Nos. 5,302,168 and 5,411,466, and any United States and foreign counterparts and related patents thereto.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.2.

“Closing Payment” has the meaning set forth in Schedule 1.1.

“Commercially Reasonable Efforts” shall mean, as to a party, an undertaking by such party to perform or satisfy an obligation or duty or otherwise act in a manner reasonably calculated to obtain the intended result by action or expenditure not disproportionate or unduly burdensome in the circumstances, which means, among other things, that such party shall not be required to (a) expend funds other than for payment of the reasonable and customary costs and expenses of employees, counsel, consultants, representatives or agents of such party in connection with the performance or satisfaction of such obligation or duty or other action or (b) institute litigation or arbitration as part of its Commercially Reasonable Efforts.

“Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement, dated as of March 28, 2005, between Novoste and BMI.

“Customers” has the meaning set forth in Section 10.3(b).

“Damages” has the meaning set forth in Section 9.2.

“Environmental Claim” means any notice (oral or written) indicating potential liability (including potential liability for Remediation costs, possession, natural resources damages, property damages, personal injuries, fines or penalties) or information request from a governmental entity arising under any Environmental Law, and including, but not limited to, any notice alleging potential liability arising out of, based on or resulting from:

(a) the Release of, or exposure to, any Materials of Environmental Concern at any location or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or permit.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in effect and applicable to the conduct of Seller’s VBT Business on or prior to the Closing Date.

“Excluded Assets” has the meaning set forth in Section 2.2.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.).

“International Boulevard Premises” means the premises currently leased by Novoste in the building located at 4350 International Boulevard, Norcross, Georgia.

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Invention” means any invention, trade secret, discovery, process or concept, whether or not patented or patentable, and whether or not memorialized in writing.

“Knowledge” (or words of similar import used in this Agreement) means the actual knowledge or such knowledge that reasonably should have been obtained during the course of the performance of their duties of each executive officer and director of the applicable Person, and in the case of Novoste, also including the nonexecutive officers Trevor Barton (Director, Material and System Management) and Wendy Wiley (Manager, Project), without in any case any duty of inquiry or investigation.

“Marketing Representation Agreement” has the meaning set forth in the recitals to this Agreement.

“Materials of Environmental Concern” means radioactive material, petroleum and its by-products and any and all other substances or constituents that they are regulated by, listed under or form the basis of liability under, any Environmental Law.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 18, 2005, by and among Novoste, ONIA Acquisition Corp., and ONI Medical, which was terminated by Novoste on September 26, 2005.

“Non-Compete Period” has the meaning set forth in Section 10.3(a).

“Novak Unfair Competition and Non-Solicitation Agreement” means that agreement to be entered into by Alfred J. Novak and Purchaser at or prior to the Closing, effective as of the Closing Date, in the form attached hereto as Exhibit F.

“Novoste®” is a trademark of Novoste used in connection with Seller’s VBT Business.

“Novoste Officer’s Certificate” has the meaning set forth in Section 6.1(b).

“Novoste Secretary’s Certificate” has the meaning set forth in Section 6.1(d).

“Novoste Stockholders’ Meeting” has the meaning set forth in Section 5.3(a).

“ONI Medical” means ONI Medical Systems, Inc., a Delaware corporation.

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Patent Infringement Lawsuit Liability” means (a) the Patent Lawsuits, alleging infringement of U.S. Patent Nos. 5,302,168 and 5,411,466 (the “Patents-in-Suit”), (b) all claims that have been, could have been, or may be asserted in the Patent Lawsuits, and (c) any other lawsuit or claim made by Calmedica LLC, any Affiliate of Calmedica LLC or any successor or assign of Calmedica LLC or any Affiliate of Calmedica LLC asserting that Seller has infringed or infringes the Patents-in-Suit and/or any United States and foreign counterpart and related patents (including divisions, continuations, continuations-in-part, reissues, reexaminations and all other variations) or other patents issuing anywhere in the world that claim the benefit of priority to either of the Patents-in-Suit.

“Permitted Encumbrances” means the AEA Supply Agreement.

“Person” means any individual, corporation, partnership, limited liability company, business trust, business association, governmental entity, governmental authority or other legal entity.

“PMA Application” means a premarket approval application under Section 515(c) of the FDCA requesting FDA’s approval to commercially sell a medical device in the United States and its territories and possessions, including all information submitted with or incorporated by reference therein.

“PMA Approval” means FDA’s approval of PMA Application P000018, including all amendments, supplements and reports.

“Proposed Name Change” has the meaning set forth in Section 5.3(a).

“Proxy Statement” has the meaning set forth in Section 5.3(a).

“Purchaser” has the meaning set forth in the introductory paragraph to this Agreement.

“Purchaser/BMI Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by Purchaser or BMI, as the case may be, in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Purchaser or BMI, as the case may be, taken as a whole with its subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which Purchaser or BMI, as the case may be, operates (provided that such changes do not affect Purchaser or BMI, as the case may be, in a disproportionate manner).

“Purchaser Indemnitees” has the meaning set forth in Section 9.2.

“Purchaser/BMI Officers’ Certificates” has the meaning set forth in Section 6.2(b).

“Purchaser/BMI Secretaries’ Certificates” has the meaning set forth in Section 6.2(c).

“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Materials of Environmental Concern from any source into or upon the environment or the public, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Records” means all documents, drawings, files, data and similar items related to the Acquired Assets and the VBT Intellectual Property and VBT Products, including, but not limited to, each VBT Product’s or potential VBT Product’s device master record, device history, document systems, component information, technical information, quality assurance/quality control systems, work instructions, labels and their related supplies, and customer records (including customer contracts).

“Remediation” means any investigation, clean-up, disposal, storage, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Materials of Environmental Concern.

“Requisite Stockholder Approval” means the affirmative vote of the holders of a majority of the shares of Novoste’s common stock outstanding as of the designated record date, in accordance with the requirements of the Florida Business Corporation Act.

“Restricted Contract” has the meaning set forth in Section 2.7.

“Rights Agreement” has the meaning set forth in Section 6.1(g).

“Royalty Agreements” means the following agreements: (a) the License Agreement, dated January 31, 1996, between Spencer B. King, III, M.D. and Novoste, as amended pursuant to Amendment to License Agreement, dated April 3, 2003; (b) the Asset Purchase Agreement between Novoste and Advanced Cardiovascular Systems, Inc., dated April 21, 2004; and (c) the Exclusive Agreement between Emory University and Novoste, dated as of January 30, 1996.

“Security Interest” means any lien, encumbrance, mortgage, pledge, charge or other security interest, other than a Permitted Encumbrance.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.3.

“Seller Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (whether or not such change, event, violation, inaccuracy, circumstance or effect constitutes a breach of a representation, warranty or covenant made by Novoste in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations or results of operations of Novoste taken as a whole with its Subsidiaries, except to the extent that any such change, event, violation, inaccuracy, circumstance or effect directly and primarily results from changes in general economic conditions or changes affecting the industry generally in which Novoste operates (provided that such changes do not affect Seller in a disproportionate manner); provided, however, that none of the following, in and of itself, shall constitute a Seller Material Adverse Effect: (i) a decline in the market price of Novoste’s common stock; (ii) any notice or other communication from the Nasdaq Stock Market regarding Novoste’s compliance or non-compliance with the listing requirements of the Nasdaq Stock Market (whether related to this Agreement and the transactions contemplated hereby or otherwise); (iii) the commencement of delisting proceedings by the Nasdaq Stock Market (whether as a result of this Agreement and the transactions contemplated hereby or otherwise); (iv) the delisting of Novoste’s common stock (whether voluntarily by Novoste or otherwise) from the Nasdaq Stock Market; (v) any failure by Novoste to establish or maintain a listing or quotation of Novoste’s common stock on the Nasdaq Stock Market or on another exchange registered with the Securities and Exchange Commission, including any failure of Novoste’s common stock to be listed or quoted on any exchange or market system; or (vi) the termination of the Merger Agreement.

“Transaction Taxes” has the meaning set forth in Section 10.1.

“Tax” means any federal, state or local, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including interest, penalty or addition thereto, whether disputed or not.

“True-up Retention” has the meaning set forth in Section 2.5.

“Unassumed Liabilities and Obligations” means any direct or indirect indebtedness, claim, obligation, security interest, liability, deficiency or guaranty of any kind or nature whatsoever, known or unknown, whether absolute or contingent, liquidated or unliquidated, due or to become due, accrued or not accrued, matured or unmatured, or otherwise of Novoste or any Subsidiary, which Purchaser is not assuming at Closing.

“VBT Intellectual Property” means all registered and unregistered intellectual property owned by Seller which is used or could be used in connection with Seller’s VBT Business, including, but not limited to, (a) the VBT Patents, (b) the Beta-Cath™, ß-Rail® and Beta-Rail® trademarks and any other trademarks used in or arising from Seller’s VBT Business, other than the Novoste® trademark, (c) registered and unregistered copyrights, mask work rights and all registrations, applications and renewals for any of the foregoing, (d) trade secret rights, (e) rights in industrial designs, (f) the right to sue and recover for past infringements or misappropriations thereof, (g) income, royalty and payments arising therefrom, and (h) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“VBT Patents” means all of the United States and foreign patents and patent applications of Seller which are used or could be used by Seller in connection with Seller’s VBT Business, including, but not limited to, those that are identified in Schedule 2.1(a), and specifically excluding the patents identified in Schedule 2.2(e), and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof.

“VBT Product(s)” means any commercial form of a marketable product or device developed, manufactured, offered for sale, or sold by Seller, which utilizes, incorporates, is based upon or depends upon the VBT Technology, VBT Intellectual Property, and/or the VBT Patents, which includes, but is not limited to, the Beta-Cath™ 5F System and the Beta-Cath™ 3.5F System, all related accessories, devices, disposables, and inventory, delivery catheters, catheters, needles, transfer devices, shipping containers, radiation source trains, and any other products or devices developed, manufactured, offered for sale or sold in connection with Seller’s VBT Business.

“VBT Technology” means the methods, apparatus, techniques, Inventions and instruments of Seller used or which could be used in or arising from Seller’s VBT Business and which includes technical information, designs, drawings, production processes, material specifications and product specifications embodied in engineering notebooks, electronic files or other Seller records.

Article II.

Purchase of Assets

2.1. Purchase of Assets. On and subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, assign, convey, transfer and deliver to Purchaser, and Purchaser shall accept, free and clear of any and all Security Interests or Unassumed Liabilities and Obligations, other than the Assumed Liabilities and the Permitted Encumbrances, all right, title, interest and goodwill of every kind and nature currently owned by Seller, in and to the following assets (the “Acquired Assets”) and not including the Excluded Assets as set forth in Section 2.2:

(a) All VBT Intellectual Property including, but not limited to, the VBT Intellectual Property identified in Schedule 2.1(a);

(b) All VBT Technology;

(c) All VBT Products on hand as of the Closing Date relating to Seller’s VBT Business, which VBT Products as of August 9, 2005 included, but were not limited to, the VBT Products identified in Schedule 2.1(c);

(d) The furniture, fixtures, equipment, machines, computer equipment, research and development equipment, electronic devices and other tangible personal property which is being used in Seller’s VBT Business that in each case is specifically identified on Schedule 2.1(d);

(e) All software, whether owned or licensed by Seller, which is being used by Seller in Seller’s VBT Business, including source code (if available) and object code and, to the extent available, manuals in electronic and printed copy form, including the software identified in Schedule 2.1(e), in each case as and to the extent such assets are transferable;

(f) All of Seller’s goodwill and going concern value associated with Seller’s VBT Business;

(g) Sales information, customer lists and records, mailing lists, advertising materials, brochures and marketing materials relating to or used in Seller’s VBT Business;

(h) All accounts receivables related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5;

(i) Seller’s telephone phone numbers and facsimile numbers associated with Seller’s VBT Business, including the telephone listing;

(j) Seller’s assets identified in the AEA Supply Agreement and the rights therein, as and to the extent such assets and rights are transferable;

(k) The Records maintained by Seller in connection with Seller’s VBT Business, including Records maintained by Seller for governmental authorities, regulatory entities and licensing entities in connection with the production and sale of VBT Products, except in each case insofar as prohibited by applicable law to be transferred in connection with the transactions contemplated by this Agreement; it being acknowledged and agreed by the parties that Seller (x) shall be entitled to retain copies of such Records, and (y) to the extent Seller does not retain copies of such Records, shall be entitled upon reasonable prior notice to reasonable access during ordinary business hours to such Records (including for purposes of making copies thereof, which copies shall be made at Seller’s expense), for purposes of enforcing its rights and performing its obligations under this Agreement, complying with applicable law, responding to requests, audits or investigations of governmental or regulatory bodies or outside auditors, complying with financial reporting obligations, complying with regulatory obligations, responding to complaints and claims, and for other similar purposes;

(l) Confidentiality and arbitration agreements and patent agreements between Seller and Seller’s employees and consultants regarding the ownership and protection of any Seller confidential, proprietary and trade secret information and intellectual property relating to Seller’s VBT Business;

(m) All agreements and contracts entered into by Seller which are identified on Schedule 2.1(m); and

(n) Seller’s worldwide regulatory approvals, government approvals, permits and licenses relating to Seller’s VBT Business as and to the extent such approvals, permits and licenses are assignable.

2.2. Excluded Assets. The following shall be excluded from Seller’s assets being sold and transferred to Purchaser hereunder and shall remain the property of Seller after the Closing (the “Excluded Assets”):

(a) Seller’s stock or securities in whatever form, stock records, minute books and corporate documents and corporate seal relating to Seller’s existence;

(b) Seller’s cash and cash equivalents on hand;

(c) The consideration to be paid by Purchaser to Novoste hereunder and Seller’s rights under the agreements and documents entered into in connection with the consummation of the transactions contemplated by this Agreement;

(d) Seller’s accounts receivables collected prior to Closing, cash investments, bank deposits, escrow accounts, prepaid expenses, claims for refunds, any security deposits (leasehold, utility or otherwise), refundable Taxes (income, value added, franchise or otherwise), investments, and securities owned (including securities owned of Subsidiaries or other Affiliates of Novoste);

(e) Seller’s intellectual property as identified in Schedule 2.2(e);

(f) The warrant to purchase shares of ONI Medical Series A Preferred granted to Novoste in connection with the Merger Agreement and the promissory note of ONI Medical evidencing the loan made by Novoste to ONI Medical in connection with the Merger Agreement;

(g) Those agreements and contracts entered into by Seller which are specifically identified on Schedule 2.2(g);

(h) All insurance policies and rights to proceeds under such policies;

(i) All Tax, financial and employment records related to Seller’s VBT Business;

(j) All rights in connection with and assets of any employee benefit plans of Seller;

(k) Seller’s furniture, fixtures, equipment, machines, computer equipment, research and development equipment, electronic devices and other tangible personal property that is not specifically identified on Schedule 2.1(d);

(l) The Novoste® trademark and Novoste’s internet domain name and website (including architecture and content); it being understood that the Rights Agreement grants to Purchaser a certain license to the Novoste® trademark on the terms and conditions set forth in the Rights Agreement;

(m) All assets of Seller unrelated to Seller’s VBT Business; and

(n) All tangible and intangible assets of Novoste GmbH, except the accounts receivables of Novoste GmbH related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5.

2.3. Assumed Liabilities. As of the Closing, Purchaser shall assume and agrees to pay, honor and discharge the liabilities of Seller specifically identified below (the “Assumed Liabilities”). Except as listed hereinafter, Purchaser will not assume any of the Unassumed Liabilities and Obligations of Seller. Novoste agrees to pay, honor and discharge the liabilities of Seller which are not Assumed Liabilities.

(a) All debts, liabilities and obligations (other than debts, liabilities and obligations on account of breaches and violations by Seller that occurred prior to the Closing) of Seller incurred or arising after the Closing under any and all contracts and agreements, including unwritten agreements, to provide goods or services or to purchase goods or services related to Seller’s customers in connection with Seller’s VBT Business or the Acquired Assets or to purchase supplies or services in connection with Seller’s VBT Business, or such other contracts and agreements related to Seller’s VBT Business, that are to be assigned and the liabilities for which Purchaser shall assume at Closing (“Assumed Contracts”), in each case as identified on Schedule 2.3(a) or otherwise entered into by Novoste or a Subsidiary after the date first set forth above in connection with Seller’s VBT Business in the ordinary course of business in accordance with this Agreement; it being understood that the provisions of this Section 2.3(a) shall not govern the assumption by Purchaser of the Assumed Liabilities relating to the AEA Supply Agreement and that such matters shall instead be governed by the provisions of Section 2.3(g);

(b) Utility payments for the International Boulevard Premises incurred and arising after the Closing as identified on Schedule 2.3(b);

(c) If there has been no Claim Settlement as of the Closing, all debts, liabilities and obligations related to or arising directly or indirectly from the Patent Infringement Lawsuit Liability, including, but not limited to, attorney’s fees, expert witness fees, costs, damages (including willful infringement or enhanced damages), and settlement amounts or judgments, incurred, awarded or arising after the Closing; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of such debts, liabilities and obligations of Novoste pursuant to this Section 2.3(c) is without regard to when the claims with respect to the Patent Infringement Lawsuit Liability first arose or were made prior to the date first set forth above or may be asserted after the date first set forth above; and it being further confirmed and agreed for the avoidance of doubt that Novoste will pay all legal fees, expenses and costs incurred by it in connection with the Patent Infringement Lawsuit Liability prior to the Closing as set forth in Section 3.20;

(d) All trade accounts payable related to Seller’s VBT Business as of the Closing subject to the True-Up set forth in Section 2.5 (for purposes of this Section 2.3(d), trade accounts payable to be assumed by Purchaser specifically excludes payroll and any associated employment-related accounts payable and rent for the International Boulevard Premises);

(e) All debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements after the Closing, including, but not limited to, those related to royalty and other payment obligations to the other parties thereto; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of the debts, liabilities and obligations of Seller pursuant to this Section 2.3(e) shall be made to the extent permitted by each of the Royalty Agreements or any documents entered into in connection therewith, and to the extent not permitted by the Royalty Agreements or any documents entered into in connection therewith, Purchaser shall reimburse Seller for all debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements after the Closing as contemplated by this Section 2.3(e) within fifteen (15) business days following any request for such reimbursement; and it being further confirmed and agreed for the avoidance of doubt that Novoste shall pay all debts, liabilities and obligations of Seller related to or arising or incurred directly or indirectly under the Royalty Agreements on a pro rata basis with respect to periods prior to the Closing, including, but not limited to, those related to royalty and other payment obligations to other parties thereto;

(f) [Intentionally Deleted];

(g) All debts, liabilities and obligations of Novoste related to or arising or incurred directly or indirectly under the AEA Supply Agreement regardless of whether such debts, liabilities or obligations of Novoste arose or were incurred prior to the date first set forth above or arise or are incurred after the date first set forth above, including, but not limited to, those related to minimum purchase requirement payments and penalties and those related to decontamination and decommissioning costs and obligations; it being confirmed and agreed for the avoidance of doubt that Purchaser’s assumption of the debts, liabilities and obligations of Novoste pursuant to this Section 2.3(g) shall be made to the extent permitted by the AEA Supply Agreement or any documents entered into in connection therewith, and to the extent not permitted by the AEA Supply Agreement or any documents entered into in connection therewith, Purchaser shall reimburse Novoste for all debts, liabilities and obligations of Novoste related to or arising or incurred directly or indirectly under the AEA Supply Agreement as contemplated by this Section 2.3(g) within fifteen (15) business days following any request for such reimbursement; and it being further confirmed and agreed for the avoidance of doubt that Novoste shall make the payments to AEA Technology-QSA, GmbH as set forth in Section 5.3(b);

(h) The Permitted Encumbrances; and

(i) Any and all other debts, liabilities and obligations related to or arising from the use or ownership of the Acquired Assets or Seller’s VBT Business after the Closing (which for the avoidance of doubt, shall not include any debts, liabilities and obligations related to or arising from any VBT Products of Seller that are sold prior to the Closing or services that are provided by Seller prior to the Closing).

2.4. Purchase Price.

(a) At the Closing and in consideration of the conveyance to Purchaser of the Acquired Assets, Purchaser shall assume and subsequently in due course pay, honor and discharge the Assumed Liabilities. The sole consideration for the Acquired Assets shall be the assumption of the Assumed Liabilities.

(b) At the Closing, if there has been no Claim Settlement, Novoste shall pay to Purchaser the Closing Payment in connection with Purchaser’s assumption of the Patent Infringement Lawsuit Liability as set forth in this Agreement. The Closing Payment shall be made by wire transfer to such account as shall have been previously designated in writing by Purchaser to Novoste.

2.5. True-Up with Respect to Accounts Receivable and Accounts Payable. At the Closing, Purchaser will assume the accounts receivable and trade accounts payable of Seller related to Seller’s VBT Business. At that time, the accounts receivable will be set-off against the trade accounts payable, with any net receivable thereof to be paid to Seller by Purchaser, less a ten percent (10%) retention to be held by Purchaser (“True-Up Retention”). In the event that there is not a net receivable but instead there is a net payable, Seller shall pay the net payable to Purchaser less the True-Up Retention. At the expiration of ninety (90) days after the Closing, the parties shall reconcile the pre-closing accounts receivable and trade accounts payable and release the True-Up Retention and make any other required payments as determined by such reconciliation.

2.6. Allocation of Purchase Price. Seller and Purchaser mutually agree that the purchase price of the Acquired Assets shall be allocated as set forth in Schedule 2.6 and that neither party nor any of their respective Affiliates shall take, for Tax purposes, any position inconsistent with that allocation.

2.7. Restricted Contracts. The parties understand and agree that if, as of the Closing, Seller shall not have effectively obtained any or all required consents of any third party(ies) to the assignment of the Assumed Contracts identified on Schedule 2.3(a) (each hereinafter referred to as a “Restricted Contract”) contemplated to be assigned to Purchaser hereunder, in respect of which such third party’s consent to assign is required in order to preserve the value of such Restricted Contract for Purchaser, then (a) the assignment by Seller and the assumption by Purchaser of such Restricted Contract shall not become effective at Closing or thereafter until Seller shall have obtained the requisite consent to assign, (b) such assignment and assumption shall become effective as aforesaid subsequent to Closing pursuant to such documentation as shall be reasonably acceptable to Purchaser and Seller, and (c) Seller shall not take nor permit any action which would impair the full force and effect of such Restricted Contract, or otherwise cause or permit the modification, amendment, or termination of such Restricted Contract (except insofar as consented to by Purchaser, which consent shall not be unreasonably withheld or delayed) until the effective assignment thereof as aforesaid. Seller shall have no liability to Purchaser under this Agreement subsequent to Closing as a result of not effectively obtaining any consents of any third party(ies) to the assignment of any Restricted Contract to Purchaser, provided that Seller is otherwise in compliance with its obligations set forth in this Section 2.7. For the avoidance of doubt, the parties confirm and agree that this Section 2.7 shall have no effect on the obligations of Purchaser and BMI with respect to the AEA Supply Agreement and the Royalty Agreements as set forth in Sections 2.3(e), 2.3(g), 9.3(e), 9.3(f) and other applicable provisions of this Agreement.

Article III.

Representations and Warranties of Novoste

Novoste, on behalf of itself and each Subsidiary, hereby represents and warrants to Purchaser as follows:

3.1. Corporate Organization. Novoste and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State in which it is incorporated, and has the corporate power and authority to conduct Seller’s VBT Business and to own or hold under lease its assets, including the Acquired Assets.

3.2. Authorization of Transaction. Novoste has the corporate power and authority to perform its obligations hereunder subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing:

(a) Novoste’s board of directors has duly authorized the execution and delivery of this Agreement;

(b) Novoste’s board of directors has, subject to its fiduciary duties, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are advisable and in the best interests of its stockholders, (iii) resolved to recommend and has recommended to its stockholders the approval of the transactions contemplated by this Agreement, and (iv) has directed that the transactions contemplated by this Agreement be submitted to its stockholders for approval at a meeting of Novoste’s stockholders; and

(c) assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement constitutes a valid and binding obligation of Novoste, enforceable against Novoste in accordance with its terms, subject to the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement and to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

3.3. Noncontravention. Except as set forth on Schedule 3.3, to Novoste’s Knowledge, neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any government, governmental agency, arbitrator, or court to which Novoste or any Subsidiary is subject, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(b) conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Security Interest pursuant to, or right of termination under, any provision of any agreement, of Novoste or any Subsidiary, including any contract, note, mortgage, indenture, lease, instrument or other agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect;

(c) conflict with the articles of incorporation or bylaws of Novoste or any Subsidiary; or

(d) require the approval, authorization, consent of or notice to any governmental authority in order for Novoste or any Subsidiary to consummate the transactions contemplated by this Agreement, except for such approvals, authorizations, consents or notices which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

3.4. Title to Acquired Assets. Except as set forth on Schedule 3.4, Seller has good and marketable title or current and enforceable licensed rights to all of the Acquired Assets,

including tangible and intangible property rights relating thereto, and (a) none of the Acquired Assets is subject to any Security Interest, and (b) except as alleged in the Patent Infringement Lawsuit Liability and as set forth in Section 3.5(q), none of the Acquired Assets to which Seller has good and marketable title is subject to any restrictions, claims, licenses, or rights of others of any kind or nature whatsoever.

3.5. VBT Intellectual Property and VBT Technology. With respect to the VBT Intellectual Property and VBT Technology to be acquired by Purchaser hereunder, including, but not limited to, the VBT Patents:

(a) except as alleged in the Patent Infringement Lawsuit Liability and/or as set forth in the Royalty Agreements, Novoste owns the VBT Patents free and clear of any Security Interests, licenses (other than those licenses referenced in Section 3.5(q)), or assignments of any kind or nature whatsoever, or other contractual restriction or contractual limitation regarding use or disclosure, and, to Novoste’s Knowledge, Novoste owns the other VBT Intellectual Property free and clear of any Security Interests, licenses (other than those licenses referenced in Section 3.5(q)), or assignments of any kind or nature whatsoever, or other contractual restriction or contractual limitation regarding use or disclosure;

(b) Seller has taken all necessary action to maintain all of the VBT Patents and will make timely payment of all maintenance fees for the VBT Patents which may become due and payable prior to the Closing Date;

(c) except for the Patent Infringement Lawsuit Liability and as otherwise set forth in the Royalty Agreements, Novoste has no Knowledge that any of the VBT Intellectual Property or VBT Technology is subject to any outstanding injunction, judgment, order, decree, or ruling;

(d) except as set forth in Schedule 3.5(d), neither Novoste nor any Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, or misappropriation with respect to the VBT Intellectual Property (including, but not limited to, the VBT Patents), the VBT Technology or the VBT Products, which indemnification obligation is in effect as of the date first set forth above;

(e) except as set forth in Schedule 3.5(e), the VBT Patents were developed specifically for Novoste, the inventor or developer thereof was a regular full-time employee of Novoste at the time such Person created the ideas and inventions covered by the VBT Patents or was a consultant who developed the work product pursuant to a written agreement and who assigned all intellectual property rights therein to Novoste;

(f) except as set forth in Schedule 3.5(f), to the Knowledge of Novoste, the VBT Intellectual Property was developed specifically for Novoste, the inventor or developer thereof was a regular full-time employee of Novoste at the time such Person created such VBT Intellectual Property or was a consultant who developed the work product pursuant to a written agreement and who assigned all intellectual property rights therein to Novoste;

(g) except as set forth in Schedule 3.5(g), to the Knowledge of Novoste and subject to the outcome of the Patent Infringement Lawsuit Liability, no approval of any third party will be required for Purchaser to exclusively use the VBT Intellectual Property, the VBT Patents and/or the VBT Technology or to transfer Seller’s rights therein to Purchaser;

(h) except for the Patent Infringement Lawsuit Liability, no claims are currently pending, or to the Knowledge of Novoste are threatened, by any Person involving or questioning Seller’s right to use any of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology or challenging or questioning the validity or effectiveness of Seller’s ownership interest therein;

(i) to the Knowledge of Novoste, except as alleged in the Patent Infringement Lawsuit Liability, the use of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology by Seller does not infringe the rights of any Person nor, to the Knowledge of Novoste, is any infringing use of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology ongoing by any Person;

(j) except as alleged in the Patent Infringement Lawsuit Liability and as set forth in the Royalty Agreements and the AEA Supply Agreement, to the Knowledge of Novoste, no Person other than Seller owns, has any rights in, or claims any ownership of any portion or part of the VBT Intellectual Property (including, but not limited to, the VBT Patents);

(k) except as alleged in the Patent Infringement Lawsuit Liability, to the Knowledge of Novoste, Seller is not improperly using any confidential information or trade secrets of others in the conduct of Seller’s VBT Business;

(l) to the Knowledge of Novoste, (i) all VBT Patents that are registered with the United States Patent and Trademark Office or foreign patent trade offices are registered in compliance in all material respects with formal legal requirements (including the payment of filing, examination and maintenance fees and proofs of working or use), and (ii) none of the VBT Patents are subject to any maintenance fees or Taxes falling due within ninety (90) days after the Closing Date;

(m) except as alleged in the Patent Infringement Lawsuit Liability, all VBT Patents are subsisting, and no VBT Patents have been or are now involved in any interference, reissue, reexamination, opposition, declaratory judgment or other invalidating proceeding, and, to the Knowledge of Novoste, no action is threatened with respect to any of the VBT Patents; to the Knowledge of Novoste, all VBT Patents are valid and enforceable and no application for a potentially infringing patent has been filed and no potentially infringing patent has been issued;

(n) to the Knowledge of Novoste, Novoste’s common-law rights in the Beta-Cath™ trademark are enforceable, and, to the Knowledge of Novoste, no Person holds any infringing or potentially infringing trademark;

(o) to the Knowledge of Novoste, (i) the ß-Rail®, Beta-Rail® and Novoste® trademarks are not involved in any opposition, invalidation or cancellation proceeding and (ii) no Person holds any infringing or potentially infringing trademark;

(p) a copy of all documentation in Seller’s possession relating to the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology to be acquired has been furnished or made available to Purchaser;

(q) a copy of all license agreements, royalty agreements, development agreements, security instrument or any other agreements or writings whereby Seller has given any interest, license, Security Interest, exclusive or otherwise, in the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology to any Person, at any time, have been provided or made available to the Purchaser and are identified on Schedule 3.5(q); and

(r) except as set forth in the Royalty Agreements, Seller is not, to the Knowledge of Novoste, obligated to make any payments whatsoever by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any of the VBT Intellectual Property (including, but not limited to, the VBT Patents) and VBT Technology.

3.6. Assumed Contracts. Schedule 2.3(a) attached hereto contains a true, complete, and correct list of all Assumed Contracts, whether written or oral. Novoste has delivered or made available to Purchaser a correct and complete copy of each written agreement listed in Schedule 2.3(a). To the Knowledge of Novoste, except as set forth on Schedule 3.6:

(a) each Assumed Contract is a valid and binding agreement of Seller party thereto, enforceable against Seller party thereto in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein;

(b) no event has occurred, or is alleged to have occurred, which constitutes or, with lapse of time or giving of notice or both, would constitute a default or, to the Knowledge of Novoste, a reasonable basis for a claim of force majeure or other claim of excusable delay or non-performance under any Assumed Contract by the Seller or any other Person party thereto, other than such default or claim that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Seller Material Adverse Effect; and

(c) there are no Assumed Contracts that require a consent to be obtained from the other party thereto in connection with the sale, assignment or transfer thereof to Purchaser.

3.7. Employees; Payroll. Novoste and each Subsidiary is in material compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and, to the Knowledge of Novoste, there are no arrears in the payment of wages or withholding, social security taxes or other employment taxes or contributions to any welfare or retirement plan of Seller. Neither Novoste nor any Subsidiary is a party to any collective bargaining agreement. Schedule 3.7 sets forth a true, correct and complete list of the payroll of Novoste and each Subsidiary as of June 30, 2005 for certain of Seller’s VBT Business employees identified in Schedule 9.3(g), showing separately for each such employee such employee’s annual base salary or wage rates, and the written employee benefit plans of Novoste and each Subsidiary with respect to which such employee is a participant.

3.8. Employee/Third Party Confidentiality Agreements. Seller has taken all reasonably appropriate measures to obtain written confidentiality or non-disclosure agreements from its employees, consultants, vendors, suppliers or other third parties to whom it has disclosed any of the VBT Intellectual Property, which is confidential in nature or constitutes a trade secret.

3.9. Solvency.

(a) Novoste is not now insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.9(a), “insolvent” means that the sum of the debts and other probable liabilities of Novoste exceeds the present fair saleable value of Novoste’s assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Novoste will be able to pay its liabilities as they become due in the usual and ordinary course of its business, (ii) Novoste will not have unreasonably small capital with which to conduct its present or proposed business, and (iii) Novoste will have assets (calculated at fair market value) that exceed its liabilities.

(c) The transfer, sale and conveyance of the Acquired Assets by Seller to Purchaser pursuant to this Agreement is not being made with the intent to delay, hinder or defraud creditors, purchasers or other Persons.

3.10. Claims and Proceedings. Except as set forth in Schedule 3.10, there is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to the Knowledge of Novoste, threatened against or affecting Seller, Seller’s VBT Business, the Acquired Assets and/or the Assumed Liabilities that could reasonably be expected to have a Seller Material Adverse Effect or prevent the consummation of the transactions contemplated hereby. Furthermore, to the Knowledge of Novoste, there are no defaults by Novoste or any Subsidiary under any applicable order, writ, injunction, decree or award of any court or arbitrator or any governmental department, agency, board or instrumentality.

3.11. Disclosure. No representation or warranty of Novoste (on behalf of itself or any Subsidiary) contained in this Agreement, and none of the information furnished by Novoste or any Subsidiary set forth herein or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

3.12. Insurance. Seller has maintained and will, as of the Closing Date, maintain various insurance policies for certain liabilities and exposures related to its assets and various occurrences which may arise from time to time as a result of the operation of Seller’s VBT Business. Schedule 3.12 is a copy of a schedule of insurance that lists and briefly summarizes certain of Seller’s current commercial insurance policies, which policies are in full force and effect as of the date first set forth above. To the Knowledge of Novoste, Novoste and each Subsidiary has complied with the provisions of such policies, except insofar as such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.13. Tax Obligations. Novoste and each Subsidiary has filed or caused to be filed, within the times and in the manner prescribed by law, all material federal, state, local and foreign Tax returns and Tax reports which are required to be filed by, or with respect to, Taxes incurred by Novoste or any Subsidiary in connection with the operation of Seller’s VBT Business. Such returns and reports reflect accurately in all material respects the liability for Taxes of Seller’s VBT Business for the periods covered thereby. All material federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other Taxes and assessments (including interest and penalties) payable by, or due from, Novoste or any Subsidiary in connection with Seller’s VBT Business have been fully paid. Except as set forth in Schedule 3.13, no examination of any Tax return or report of Novoste or any Subsidiary is currently in progress. To Novoste’s Knowledge, except as set forth in Schedule 3.13, there are no (i) audits or investigations pending or threatened against Seller’s VBT Business in respect to Taxes asserted by any governmental authority, (ii) outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax return of Novoste or any Subsidiary, or (iii) agreements with any federal, state, county or local Taxing authority that may affect the subsequent Tax liabilities of Novoste or any Subsidiary.

3.14. International Boulevard Premises Lease. Novoste is current on all lease payments, additional rent and utility payments with respect to the lease for the International Boulevard Premises. Novoste has extended the term of the lease with respect to the International Boulevard Premises through March 31, 2006.

3.15. Applicable Laws and Regulations. Except as set forth on Schedule 3.15, Seller has operated Seller’s VBT Business in compliance with applicable laws, rules, ordinances, regulations and contractual provisions, including those related to health, safety, zoning and land regulations, as well as any private limitations, restrictive covenants or conditions relating to its properties or the operation or conduct of Seller’s VBT Business, except such laws, rules, ordinances, regulations and contractual provisions that the violation of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.16. Permits and Licenses. Novoste and each Subsidiary have (or have made timely application for) all necessary permits, licenses and approvals from all governmental and regulatory agencies necessary and currently applicable to enable Novoste and each Subsidiary to conduct Seller’s VBT Business as currently conducted, except such permits, licenses and approvals the absence of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

3.17. Broker’s Fees. Neither Novoste nor any Subsidiary has any obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

3.18. Termination of AEA Supply Agreement. Novoste has provided notice under the AEA Supply Agreement not to extend the initial term of the AEA Supply Agreement with the effect that the term of the AEA Supply Agreement will expire as of September 15, 2006.

3.19. PMA Approval. Except as set forth on Schedule 3.19, Novoste has conducted all of the follow-up tests and studies and submitted all related reports and findings required by any governmental entities, including, but not limited to, FDA for the continued marketing and sale of VBT Products and the conduct of Seller’s VBT Business.

3.20. Payment of Patent Infringement Lawsuit Liability Attorneys’ Fees. Novoste has paid or will pay all legal fees, expenses and costs incurred by it in connection with the Patent Infringement Lawsuit Liability prior to the Closing. To the extent that Novoste has not received any invoice for such fees, expenses and costs prior to the Closing, Novoste shall pay such fees, expenses and costs incurred prior to the Closing upon receipt of any such invoice or other demand for payment within forty-five (45) days of Novoste’s receipt of such invoice or other demand for payment, except to the extent any amounts owing with respect thereto are contested in good faith by Novoste pursuant to a bona fide dispute.

3.21. Product Warranty. No VBT Product manufactured, sold or leased or delivered by Novoste or any Subsidiary is subject to any guaranty, warranty or indemnity beyond the applicable terms and conditions of sale or lease.

3.22. Environmental.

(a) Environmental Laws. (i) Except as set forth on Schedule 3.22(a)(i), Novoste and each Subsidiary is and has at all times been in compliance with and has no liability under the Environmental Laws; (ii) except as set forth on Schedule 3.22(a)(ii), neither Novoste nor any Subsidiary has received any written or oral communication that alleges that it is or was not in compliance with all applicable Environmental Laws; (iii) except as set forth on Schedule 3.22(a)(iii), to the Knowledge of Novoste, there are no circumstances that may prevent or interfere with compliance in the future with any applicable Environmental Laws; (iv)(A) Schedule 3.22(a)(iv)(A) sets forth a complete list of permits required by Novoste and each Subsidiary for the conduct of its business as of the date first set forth above as it relates to radioactive material and except as set forth on Schedule 3.22(a)(iv)(C), no other permits or authorizations required pursuant to the Environmental Laws are required by Novoste or any Subsidiary for the conduct of its business as of the date first set forth above, other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (B) except as set forth on Schedule 3.22(a)(iv)(B), all such permits and authorizations are in full force and effect, and Novoste and each Subsidiary is in material compliance with all of the terms of such permits and authorizations, and (C) except as set forth on Schedule 3.22(a)(iv)(C), no other permits or authorizations required pursuant to the Environmental Laws are required by Novoste or any Subsidiary for the conduct of its business as of the date first set forth above, other than those which if not obtained would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect; and (D) except as set forth on Schedule 3.22(a)(iv)(D), such permits will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; (v) except as set forth on Schedule 3.22(a)(v), the management, handling, storage, transportation, treatment, and disposal by Seller of all Materials of Environmental Concern is and has been in compliance with all Environmental Laws; and (vi) except as set forth on Schedule 3.22(a)(vi), there are no past or present actions or activities by Novoste or any Subsidiary, or any circumstances, conditions, events or incidents, including the storage, treatment, Release, disposal or arrangement for disposal or treatment of any Material of Environmental Concern, whether or not by Novoste or any Subsidiary, that would reasonably be expected to form the basis of any Environmental Claim against Novoste or any Subsidiary or against any Person whose liability for any Environmental Claim Novoste or any Subsidiary may have retained or assumed either contractually or by operation of law, and (vii) except as set forth on Schedule 3.22(a)(vii), no property currently or formerly owned, operated or leased by Novoste or any Subsidiary and no property to which Materials of Environmental Concern originating on or from such properties or the businesses or assets of Novoste or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System or on any other government database or list of properties that may or do require Remediation under Environmental Laws.

(b) Environmental Claims. Except as set forth on Schedule 3.22(b), there is no Environmental Claim pending or, to the Knowledge of Novoste, threatened, against or involving Novoste or any Subsidiary or against any Person whose liability for any Environmental Claim Novoste or any Subsidiary has or may have retained or assumed either contractually or by operation of law. Without limiting the generality of the foregoing, except as set forth on Schedule 3.22(b), neither Novoste nor any Subsidiary has received any notices, demands, requests for information, investigations pertaining to compliance with or liability under Environmental Law or Materials of Environmental Concern, nor, to the Knowledge of Novoste, are any such notices, demands, requests for information or investigations threatened.

(c) Liens. No lien imposed relating to or in connection with any Environmental Claim, Environmental Law, or Materials of Environmental Concern has been filed or has been attached to any of the property or assets which are owned, leased or operated by Novoste or any Subsidiary.

(d) Exclusive Representation. Notwithstanding any other provision of this Agreement, this Section 3.22 sets forth the sole and exclusive representation and warranty of Novoste (on behalf of itself or any Subsidiary) with respect to Environmental Laws, Environmental Claims or other environmental matters.

3.23. Maintenance of Records. Novoste and each Subsidiary has maintained and created all records required by governmental authorities with respect to the VBT Products and Seller’s VBT Business, except where the failure to so maintain or create such records would not, individually or in the aggregate, have or be reasonably expected to have a Seller Material Adverse Effect.

3.24. Product Liability. To the Knowledge of Novoste, there are no actions, suits, proceedings, hearings or investigations, charges or complaints or demands existing which arise out of any injury to individuals or property as a result of the ownership, possession or use of any VBT Products that has had or would reasonably be expected to have a Seller Material Adverse Effect.

3.25. Adequacy of Equipment. The fixed assets and equipment identified in Schedule 2.1(d) constitute all of the fixed assets and equipment used as of February 16, 2005 (i.e., the last date on which Seller manufactured catheters) by Seller in the conduct of Seller’s VBT Business. In addition, the fixed assets and equipment identified in Schedule 2.1(d) constitute all of the fixed assets and equipment necessary to operate the manufacturing operations of Seller’s VBT Business, including regulatory compliance and product testing (other than with respect to sterilization), as conducted as of February 16, 2005 (i.e., the last date on which Seller manufactured catheters).

Article IV.

Representations and Warranties of Purchaser and BMI

Purchaser and BMI jointly and severally represent and warrant to Seller as follows:

4.1. Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, duly qualified to do business in the Commonwealth of Virginia and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. BMI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority to execute, deliver and perform its obligations under this Agreement. Purchaser and BMI are Affiliates of one another.

4.2. Corporate Authority. The execution and delivery by Purchaser and BMI of this Agreement, the performance by Purchaser and BMI of their respective covenants and agreements hereunder, and the consummation by Purchaser and BMI of the transactions contemplated hereby have been duly authorized and approved by Purchaser’s and BMI’s respective boards of directors, which constitute the only corporate action necessary for such authorization and approval under applicable laws and Purchaser’s and BMI’s respective articles of incorporation, by-laws and other governing documents. Assuming the due authorization, execution and delivery of this Agreement by Novoste, when executed and delivered by Purchaser and BMI, this Agreement shall constitute valid and binding obligations of each of Purchaser and BMI, enforceable against each of them in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby is subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) the availability of specific performance or other equitable or legal remedies specified therein.

4.3. Noncontravention. Except as set forth on Schedule 4.3(a) in the case of Purchaser and Schedule 4.3(b) in the case of BMI, neither Purchaser nor BMI has any Knowledge that the execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, will:

(a) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any government, governmental agency, arbitrator, or court to which either Purchaser or BMI is subject, except for such violations that would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect;

(b) conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any lien, encumbrance, mortgage, pledge, charge or other security interest pursuant to, or right of termination under, any provision of any agreement, of either Purchaser or BMI, including any contract, note, mortgage, indenture, lease, instrument or other agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect;

(c) conflict with the articles of incorporation or by-laws of Purchaser or BMI; or

(d) require the approval, authorization, consent of or notice to any government or governmental agency in order for Purchaser or BMI to consummate the transactions contemplated by this Agreement, except for such approvals, authorizations, consents or notices which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Purchaser/BMI Material Adverse Effect.

4.4. Solvency; Sufficiency of Funds.

(a) Neither Purchaser nor BMI are insolvent or will be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 4.4(a), “insolvent” means that the sum of the debts and other probable liabilities of Purchaser or BMI, as the case may be, exceeds the present fair saleable value of Purchaser’s or BMI’s assets, as the case may be.

(b) At the Closing, Purchaser and/or BMI (i) will have funds available to pay any expenses incurred by Purchaser and/or BMI in connection with the transactions contemplated by this Agreement and (b) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder, including, but not limited to, Purchaser’s obligation to pay, honor and discharge the Assumed Liabilities.

(c) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Purchaser will be able to pay its liabilities, including the Assumed Liabilities, as they become due in the usual and ordinary course of its business, (ii) Purchaser will be able to honor and discharge its obligations with respect to the Patent Infringement Lawsuit Liability (if there has been no Claim Settlement as of the Closing), the AEA Supply Agreement and the Royalty Agreements as set forth in this Agreement, (iii) Purchaser will not have unreasonably small capital with which to conduct its present or proposed business, including Seller’s VBT Business, and (iv) Purchaser will have assets (calculated at fair market value) that exceed its liabilities.

4.5. Claims and Proceedings. Except as set forth in Schedule 4.5, there is no legal action, suit, arbitration, or governmental proceeding or investigation pending or, to Purchaser’s or BMI’s Knowledge, threatened against or affecting Purchaser or BMI that could reasonably be expected to have a Purchaser/BMI Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

4.6. Disclosure. No representation or warranty of Purchaser or BMI contained in this Agreement, and none of the information furnished by Purchaser or BMI set forth herein or in the exhibits or schedules hereto, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading.

4.7. Insurance. Purchaser and BMI have each maintained and will, as of the Closing Date, maintain various insurance policies for certain liabilities and exposures related to its assets and various occurrences which may arise from time to time as a result of the operation of their respective businesses as set forth in Schedule 4.7, which is a copy of a schedule of insurance that lists and briefly summarizes certain of Purchaser’s and BMI’s current commercial insurance policies. To Purchaser’s and BMI’s Knowledge, Purchaser and BMI have each complied with the provisions of such policies, except insofar as such noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser/BMI Material Adverse Effect.

4.8. Applicable Laws and Regulations. Except as set forth in Schedule 4.8(a) in the case of Purchaser and Schedule 4.8(b) in the case of BMI, each of Purchaser and BMI is in compliance with applicable laws, rules, ordinances, regulations and contractual provisions, including those related to health, safety, zoning and land regulations, as well as any private limitations, restrictive covenants or conditions relating to its properties or the operation or conduct of their respective businesses, except such laws, rules, ordinances, regulations and contractual provisions that the violation of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser/BMI Material Adverse Effect.

4.9. Broker’s Fees. Neither Purchaser nor BMI has any obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Novoste nor any Subsidiary could become liable or obligated.

4.10. No Inducement or Reliance; Independent Assessment.

(a) With respect to the Acquired Assets, the Assumed Liabilities, Seller’s VBT Business or any rights or obligations to be transferred hereunder pursuant hereto, neither Purchaser nor BMI has been induced by or has relied upon any representations, warranties or statements, whether express or implied, made by Novoste or any Subsidiary, or any agent, employee, attorney or other representative of Novoste or any Subsidiary representing or purporting to represent Novoste or any Subsidiary that are not expressly set forth in this Agreement (including the schedules hereto), whether or not any such representations, warranties or statements were made in writing or orally.

(b) Purchaser and BMI each acknowledge that, except as explicitly set forth in this Agreement, neither Novoste nor any Subsidiary has made any warranty, express or implied,

as to the prospects of Seller’s VBT Business or its revenues, margins, incomes or other metrics for Purchaser or BMI, or with respect to any forecasts, projections or business plans prepared by or on behalf of Novoste or any Subsidiary and delivered to Purchaser or BMI in connection with Purchaser’s or BMI’s review of the Acquired Assets, Assumed Liabilities, Seller’s VBT Business or the negotiations, execution and delivery by Purchaser and/or BMI of this Agreement.

Article V.

Pre-Closing Covenants

5.1. General. Subject to the terms and conditions of this Agreement, each of the parties will use its Commercially Reasonable Efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental bodies, and the filing of all applicable registrations, listing, submissions and notices (including submissions to governmental bodies, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid or resolve an enforcement action or proceeding by, any governmental body related to Seller’s VBT Business (including, but not limited to, with respect to those matters listed on Schedule 4.3(a)), (b) the obtaining of all necessary consents, approvals or waivers from third parties (including the consents of any third party(ies) to the assignment of the Restricted Contracts), and (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental body vacated or reversed.

5.2. Certain FDA Matters. Pursuant to FDA’s existing PMA transfer procedure, Novoste shall (a) file with FDA an original and a copy of a letter (on Novoste’s letterhead and signed by a duly authorized Person) notifying FDA that all rights in the PMA Approval have been transferred to Purchaser and take such other appropriate actions consistent with its obligations pursuant to Section 11.8, and (b) provide Purchaser with a complete copy of the PMA Approval. Purchaser shall be responsible for all other steps necessary to perfect the transfer of the PMA Approval under FDA’s rules and procedures, including but not limited to, providing FDA with a written commitment to comply with conditions of approval applicable to the PMA Approval.

5.3. Novoste’s Pre-Closing Covenants.

(a) Novoste Stockholders’ Meeting. As promptly as practicable after the execution and delivery of this Agreement by all parties, Novoste will prepare and file with the Securities and Exchange Commission a proxy statement (“Proxy Statement”) relating, among other things, to the solicitation of the stockholders of Novoste seeking stockholder approval of an amendment to Novoste’s amended and restated articles of incorporation to change Novoste’s name from “Novoste Corporation” to another name (the “Proposed Name Change”) and seeking the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement. Purchaser and BMI will promptly furnish to Novoste all information concerning them as may be reasonably required for the Proxy Statement and any supplements or amendments thereto, and none of such information shall (i) on the date the Proxy Statement is first mailed to the stockholders of Novoste, (ii) at the date of Novoste’s stockholders meeting, or (iii) at the Closing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. Promptly after the date first set forth above, Novoste will use Commercially Reasonable Efforts to take all action necessary in accordance with the Florida Business Corporation Act and its articles of incorporation and bylaws to convene a meeting of Novoste’s stockholders (the “Novoste Stockholders’ Meeting”) to be held as promptly as practicable after the mailing of the Proxy Statement for the purpose of approving the sale of assets transaction contemplated by this Agreement and the Proposed Name Change. At the election of Novoste, such Proxy Statement may also include other matters of business unrelated to this Agreement.

(b) AEA Supply Agreement. Between the date first set forth above and the Closing, to the extent reasonably practicable, Novoste and Purchaser shall inform and consult with one another prior to engaging in any negotiations or discussions with AEA in connection with the AEA Supply Agreement. Novoste covenants and agrees that it will make the payments set forth on Schedule 5.3(b) to AEA Technology-QSA, GmbH with respect to the applicable periods specified (for the avoidance of doubt, such payments will be made on a pro rata basis with respect to periods on or prior to the Closing to the extent the Closing Date occurs during and prior to the completion of any period described on Schedule 5.3(b) and will not be made with respect to periods after the Closing Date).

(c) Patent Infringement Lawsuit Liability. Between the date first set forth above and the Closing, Novoste shall inform and consult with Purchaser prior to taking any affirmative action with respect to matters involving the Patent Infringement Lawsuit Liability. For the avoidance of doubt, affirmative action shall include but not be limited to (i) dispositive motions, (ii) motions to amend the pleadings, (iii) other pleadings or motions in which claims or defenses previously asserted by Novoste are abandoned or withdrawn, or (iv) settlement of the Patent Infringement Lawsuit Liability. Nothing in this Section 5.3(c) shall require Purchaser’s approval with respect to the conduct of the Patent Infringement Lawsuit Liability to the extent such conduct does not increase Purchaser’s Assumed Liabilities with respect to the Patent Infringement Lawsuit Liability as set forth in Section 2.3(c). Purchaser will make itself available to Novoste at Novoste’s request for purposes of the performance by Novoste of its obligations pursuant to this Section 5.3(c).

(d) International Boulevard Premises. Between the date first set forth above and the Closing, to the extent reasonably practicable, Novoste and Purchaser shall inform and consult with one another prior to engaging in any negotiations or discussions with the landlord with respect to the International Boulevard Premises.

(e) No Shop Obligation. Novoste will not, directly or indirectly, negotiate with other parties as to the sale of all or any portion of the Acquired Assets, except to the extent Novoste’s board of directors determines in good faith, after having taken into account the advice of Novoste’s outside legal counsel, that such negotiations are required in order for Novoste’s board of directors to comply with its fiduciary obligations to Novoste’s stockholders under applicable law. Subject to the exception set forth in the immediately preceding sentence, in the case of any inquiry from a party or parties as to the possible acquisition of all or any portion of the Acquired Assets, Novoste will promptly advise, or use its Commercially Reasonable Efforts to cause its agents to advise, such party or parties of the existence of this Agreement.

(f) Conduct of the Business. Between the date first set forth above and the Closing, Novoste will not, and will cause each Subsidiary not to, without the written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), (i) sell, lease, transfer or assign any of the Acquired Assets except in the ordinary course of business, (ii) enter into any agreement or contract directly related to Seller’s VBT Business outside the ordinary course of business, (iii) accelerate, modify or cancel any Assumed Contract, or (iv) impose any Security Interest on any of the Acquired Assets. Subject to the immediately preceding sentence, nothing in this Agreement shall affect or limit in any way the right or power of Seller at any time to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets unrelated to the Acquired Assets or the Assumed Liabilities.

Article VI.

Conditions Precedent

6.1. Conditions Precedent to Obligations of Purchaser and BMI: The obligations of Purchaser and BMI to consummate the transactions to be performed by them in connection with the Closing are subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Purchaser and BMI in their sole discretion to the extent permitted by law, and each of which Novoste hereby agrees to use its Commercially Reasonable Efforts to satisfy (or in the case of a Subsidiary, Novoste shall cause such Subsidiary to use its Commercially Reasonable Efforts to satisfy) at or prior to the Closing:

(a) The sale of assets transaction contemplated by this Agreement shall have been approved by the Requisite Stockholder Approval.

(b) The representations and warranties of Novoste contained in Article III shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein contemplated or permitted by this Agreement), Novoste shall have complied in all material respects with all of its covenants contained in Article V, and Novoste shall have delivered to Purchaser a certificate to that effect, dated the date of the Closing executed by its President and Chief Executive Officer (the “Novoste Officer’s Certificate”).

(c) Novoste shall not have provided the landlord of the International Boulevard Premises with any notice exercising Novoste’s option to renew the lease for the International Boulevard Premises for periods after March 31, 2006.

(d) Purchaser shall have received a certificate of the Secretary of Novoste, in form and substance reasonably satisfactory to Purchaser, with respect to the approval and authorization by Novoste’s board of directors of this Agreement and the consummation of the transactions contemplated hereby (the “Novoste Secretary’s Certificate”).

(e) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith. The provisions of this Section 6.1(e) may not be asserted by Purchaser or BMI to prevent the Closing from occurring if Purchaser or BMI has solicited or encouraged any of the actions, suits, proceedings or other events that are the basis for the condition precedent set forth in this Section 6.1(e) not being satisfied.

(f) The approvals set forth in Schedule 6.1(f) with respect to the transactions contemplated by this Agreement shall have been obtained or given, as the case may be; provided, however, that the provisions of this Section 6.1(f) may not be asserted by Purchaser or BMI to prevent the Closing from occurring if the basis for the condition precedent set forth in this Section 6.1(f) not being satisfied is attributable to any act or omission of Purchaser or BMI or any failure of Purchaser or BMI to satisfy the requirements or conditions precedent of the governmental authority set forth in Schedule 6.1(f) with respect to Purchaser obtaining or receiving such approvals.

(g) Novoste and/or each applicable Subsidiary shall have executed and delivered to Purchaser (1) the Assumption Agreement in the form attached hereto as Exhibit A (the “Assumption Agreement”), (2) the Assignment of Patents in the form attached hereto as Exhibit B (the “Assignment of Patents”), (3) the Assignment of Trademarks in the form attached hereto as Exhibit C (the “Assignment of Trademarks”), (4) the Bill of Sale in the form attached hereto as Exhibit D (the “Bill of Sale”), and (5) the Rights Agreement in the form attached hereto as Exhibit E (the “Rights Agreement”).

(h) As of immediately prior to the Closing, the Marketing Representation Agreement shall not have been terminated by Novoste except pursuant to Section 7.2 of the Marketing Representation Agreement.

6.2. Conditions Precedent to Obligations of Seller: The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions, any or all of which may be waived in writing by Novoste in its sole discretion to the extent permitted by law, and each of which Purchaser and BMI hereby agree to use their Commercially Reasonable Efforts to satisfy at or prior to the Closing (except paragraph (a) thereof):

(a) The sale of assets transaction contemplated by this Agreement shall have been approved by the Requisite Stockholder Approval.

(b) The representations and warranties of Purchaser and BMI contained in Article IV shall be true and correct in all material respects at and as of the Closing with the same effect as though all such representations and warranties were made at and as of the Closing (except for representations and warranties which are as of a specific date or which relate to a specific period other than or not including the date of the Closing, as the case may be, and except for changes therein contemplated or permitted by this Agreement), Purchaser and BMI shall have complied in all material respects with all of their covenants contained in Article V, and Purchaser and BMI shall have delivered to Seller a certificate to that effect, dated the date of the Closing executed by their President (the “Purchaser/BMI Officers’ Certificates”).

(c) Novoste shall have received a certificate of the Secretary of Purchaser and BMI, in form and substance reasonably satisfactory to Novoste, with respect to the approval and authorization by the board of directors of each of Purchaser and BMI of this Agreement and the consummation of the transactions contemplated hereby (the “Purchaser/BMI Secretaries’ Certificates”).

(d) No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing transfer of title of the Acquired Assets or assumption of the Assumed Liabilities shall be in effect. There shall be no suit, action, investigation, inquiry or other proceeding by any governmental authority or any other Person or any other legal or administrative proceeding pending or threatened which questions the validity or legality of the transactions contemplated by this Agreement, or seeks damages in connection therewith. The provisions of this Section 6.2(d) may not be asserted by Seller to prevent the Closing from occurring if Seller has solicited or encouraged any of the actions, suits, proceedings or other events that are the basis for the condition precedent set forth in this Section 6.2(d) not being satisfied.

(e) The approvals set forth in Schedule 6.2(e) with respect to the transactions contemplated by this Agreement shall have been obtained or given, as the case may be.

(f) Purchaser shall have executed and delivered to Novoste (1) the Assumption Agreement, (2) the Assignment of Patents, (3) the Assignment of Trademarks, and (4) the Rights Agreement.

Article VII.

Termination

7.1. Termination of Agreement. The parties may terminate this Agreement by mutual written agreement at any time prior to the Closing. In addition, either Novoste, on the one hand, or Purchaser and BMI, on the other hand, may terminate this Agreement (whether before or after the Requisite Stockholder Approval of the sale of assets transaction contemplated by this Agreement) as provided below:

(a) Purchaser and BMI may terminate this Agreement by giving written notice to Novoste at any time prior to the Closing: (1) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified Novoste of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (2) if the Closing shall not have occurred on or before December 31, 2005, by reason of the failure of any condition precedent under Section 6.1 (unless the failure results primarily from Purchaser or BMI breaching any representation, warranty, or covenant contained in this Agreement);

(b) Novoste may terminate this Agreement by giving written notice to the Purchaser and BMI at any time prior to the Closing: (1) in the event that Purchaser or BMI has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Novoste has notified Purchaser and BMI of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach, or (2) if the Closing shall not have occurred on or before December 31, 2005, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement);

(c) either the Purchaser and BMI on the one hand, or Novoste on the other hand, may terminate this Agreement by giving written notice to the other at any time prior to the Closing in the event the sale of assets transaction contemplated by this Agreement is not approved by the Requisite Stockholder Approval at the Novoste Stockholders’ Meeting; or

(d) Novoste may terminate this Agreement by giving written notice to Purchaser and BMI at any time prior to the Closing in the event Novoste’s board of directors determines in good faith, after having taken into account the advice of Novoste’s outside legal counsel, that the termination of this Agreement is required in order for Novoste’s board of directors to comply with its fiduciary obligations to Novoste’s stockholders under applicable law.

7.2. Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 7.1, such termination shall be without any liability or obligation to any party or parties and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.7, 11.9, 11.10, 11.11, 11.12, 11.13, 11.14 and 11.15, this Section 7.2 and the Confidentiality Agreement shall survive; provided that, if this Agreement is terminated by a party pursuant to clause (1) of Section 7.1(a) or clause (1) of Section 7.1(b) and the failure to comply was willful, it is expressly agreed and understood that the terminating party’s right to pursue all legal and equitable remedies therefor, including damages relating thereto, shall also survive such termination unimpaired.

(b) In addition to Section 7.2(a), if Purchaser and BMI, on the one hand, or Novoste on the other hand, terminates this Agreement pursuant to Section 7.1(c) or if Novoste terminates this Agreement pursuant to Section 7.1(d), then Novoste shall pay to Purchaser no later than five (5) days after written demand by Purchaser therefor $200,000, and such payment shall be Purchaser’s and BMI’s sole and exclusive remedy against Novoste, its Subsidiaries or any of its or their respective Affiliates for such termination or on account of any of the events or circumstances that gave rise to such termination right.

Article VIII.

The Closing

8.1. Closing. The closing of the transactions provided for herein (the “Closing”) shall take place at the offices of Rees, Broome & Diaz, P.C., 8133 Leesburg Pike, 9th Floor, Vienna, Virginia or such other location as the parties determine.

8.2. Closing Date. The Closing shall be held at 10:00 a.m. on a date (the “Closing Date”) within three (3) business days after the satisfaction or waiver of the conditions precedent to Closing contained in Article VI hereof (other than conditions to be satisfied by delivery of documentation at Closing), or such other date as the parties determine; it being understood that the Closing shall not occur before December 1, 2005.

8.3. Documents to be Tendered and Action to be Taken at the Closing.

(a) Novoste’s Deliveries to Purchaser. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Novoste shall make the following deliveries to Purchaser:

(i) Delivery of the Closing Payment to Purchaser in accordance with Section 2.4(b) if there has been no Claim Settlement as of the Closing;

(ii) Assignment of Patents;

(iii) Bill of Sale;

(iv) Assignment of Trademarks;

(v) Assumption Agreement;

(vi) Rights Agreement;

(vii) Novoste Officer’s Certificate;

(viii) Novoste Secretary’s Certificate;

(ix) Novak Unfair Competition and Non-Solicitation Agreement; and

(x) All other items or documents reasonably requested by Purchaser as shall be sufficient to vest in Purchaser all title to and other interest in the Acquired Assets in accordance with the provisions of this Agreement.

(b) Purchaser/BMI’s Deliveries to Seller at Closing. On the Closing Date, subject to the terms and conditions set forth in this Agreement, Purchaser and BMI shall make the following deliveries to Novoste:

(i) Assignment of Patents;

(ii) Assignment of Trademarks;

(iii) Assumption Agreement;

(iv) Rights Agreement;

(v) Purchaser/BMI Officers’ Certificates;

(vi) Purchaser/BMI Secretaries’ Certificates;

(vii) Novak Unfair Competition and Non-Solicitation Agreement; and

(viii) All other items or documents reasonably requested by Novoste as shall be sufficient for Purchaser to assume the Assumed Liabilities in accordance with the provisions of this Agreement.

8.4. Passage of Title and Risk of Loss. Legal and equitable title to, and risk of loss with respect to, the Acquired Assets shall pass to Purchaser upon the Closing.

8.5. Articles of Amendment. If the Proposed Name Change shall have been approved by the stockholders of Novoste such that the number of votes cast by the stockholders of Novoste at the Novoste Stockholders’ Meeting in favor of the proposal exceed the number of votes cast against the proposal, then Novoste shall file articles of amendment to its amended and restated articles of incorporation with the Secretary of State of the State of Florida with respect to the Proposed Name Change on the Closing Date or as soon as practicable thereafter.

Article IX.

Indemnification; Survival

9.1. Survival of Representations; Limitations. All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to the terms of this Article IX and other applicable provisions of this Agreement. In no event shall the aggregate indemnity payments made by Seller pursuant to Sections 9.2(a) or 9.2(b), on the one hand, or by Purchaser and BMI pursuant to Section 9.3(a) or 9.3(b), on the other hand, exceed $3,000,000. In no event shall indemnification be payable by Seller pursuant to Sections 9.2(a) or 9.2(b), on the one hand, or by Purchaser and BMI pursuant to Sections 9.3(a) or 9.3(b), on the other hand, unless the aggregate Damages (as defined in Section 9.2) incurred by all of the Purchaser Indemnitees (as defined in Section 9.2) or Seller Indemnitees (as defined in Section 9.3), as applicable, exceed $50,000 and then only for the excess over such amount.

9.2. Indemnification of Purchaser Indemnified Parties. Novoste shall indemnify, defend and hold harmless Purchaser, BMI, and their respective directors, officers, employees, and agents (collectively, the “Purchaser Indemnitees”) from and against any and all damages, costs, expenses, losses, claims, demands, liabilities and/or obligations, including, but not limited to, reasonable fees and disbursements of counsel (collectively, “Damages”), that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claims or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Purchaser Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Novoste made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Seller in this Agreement;

(c) Any liabilities or obligations of Seller which are not Assumed Liabilities; or

(d) Any action, claim, suit or proceeding based on the failure of any party to comply with any applicable bulk transfer statute or any claim against Purchaser arising under any such statute or based upon any failure to comply with any such statute, so long as the liability that is the basis for such action, claim, suit or proceeding is not included in, does not relate to or is not otherwise part of the Assumed Liabilities, including, but not limited to, those related to the AEA Supply Agreement, the Patent Infringement Lawsuit Liability (if there has been no Claim Settlement as of the Closing) and the Royalty Agreements as set forth in this Agreement.

9.3. Indemnification of Seller Indemnified Parties. Purchaser shall indemnify, defend and hold harmless Novoste and each Subsidiary and each of their respective directors, officers, employees, and agents (collectively, “Seller Indemnitees”) from and against any and all Damages that are paid, suffered or incurred by any of them in investigating, preparing, defending, acknowledging, satisfying or settling any claim or other assertion of liability asserted against, imposed upon, or incurred or suffered by any of the Seller Indemnitees, directly or indirectly, to the extent the Damages result from, arise out of, or are caused by any of the following:

(a) Any breach of any of the representations and warranties of Purchaser or BMI made in this Agreement;

(b) Any breach of any covenant, obligation or agreement made by Purchaser or BMI in this Agreement;

(c) Any Assumed Liabilities;

(d) If there has been no Claim Settlement as of the Closing, the Patent Infringement Lawsuit Liability incurred, awarded or arising after the Closing (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to or arising directly or indirectly from the Patent Infringement Lawsuit Liability, including, but not limited to, attorney’s fees, expert witness fees, costs, damages (including willful infringement or enhanced damages), and settlement amounts or judgments, incurred, awarded or arising after the Closing without regard to when the claims with respect to the Patent Infringement Lawsuit Liability first arose or were made prior to the date first set forth above or may be asserted after the date first set forth above, and (y) not include Novoste’s legal fees, expenses and costs incurred by Novoste in connection with the Patent Infringement Lawsuit Liability prior to the Closing which are to be paid by Novoste pursuant to Section 3.20);

(e) The AEA Supply Agreement regardless of whether such Damages arose or were incurred prior to the date first set forth above or arise or are incurred after the date first set forth above (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to the minimum purchase requirement payments and penalties whenever in the past or in the future such debts, liabilities or obligations arose or were incurred or may arise or be incurred and those related to decontamination and decommissioning costs and obligations in each case without regard to whether the AEA Supply Agreement is assigned to Purchaser in accordance with the terms thereof, and (y) not include the payment obligations of Novoste to AEA Technology-QSA, GmbH pursuant to Section 5.3(b));

(f) The Royalty Agreements incurred or arising after the Closing (which, for the avoidance of doubt, shall (x) include all debts, liabilities and obligations related to or arising directly or indirectly from the Royalty Agreements after the Closing, including, but not limited to, those related to royalty and other payment obligations to the other parties thereto without regard to whether the Royalty Agreements are assigned to Purchaser in accordance with the terms thereof, and (y) not include any debts, liabilities and obligations incurred by Seller in connection with the Royalty Agreements prior to the Closing which are to be paid by Novoste on a pro rata basis with respect to periods prior to the Closing);

(g) The employment of Seller’s VBT Business employees identified in Schedule 9.3(g) arising after the date of employment by Purchaser, BMI or any of their Affiliates of any such employee; it being understood that this Section 9.3(g) shall be of no force or effect if none of Purchaser, BMI or any of their Affiliates hires any of Seller’s VBT Business employees identified in Schedule 9.3(g); or

(h) The fulfillment by Novoste and Novoste GmbH of the agreement and covenant of Novoste and Novoste GmbH set forth in Section 10.11 or otherwise arising from Novoste GmbH acting as Purchaser’s Authorized Representative and European Community Representative as set forth in Section 10.11.

9.4. Notice of Indemnification Claims. Any claim for indemnification must be asserted in a written notice delivered to the other party. Notwithstanding any other provision of this Agreement, any claim for indemnification by either party based on a breach of (a) a representation or warranty made in this Agreement must be brought pursuant to Sections 9.2(a) or 9.3(a), as applicable, against the other party within two years from the Closing Date, (b) a covenant or agreement made in this Agreement must be brought pursuant to Sections 9.2(b) or 9.3(b), as applicable, against the other party within the time period allowed pursuant to the applicable statute of limitations (or any extensions thereof), and (c) a covenant or agreement made in this Agreement may be brought pursuant to Sections 9.2(c), 9.2(d), 9.3(c), 9.3(d), 9.3(e), 9.3(f), 9.3(g) or 9.3(h), as applicable, against the other party at any time.

9.5. Matters Involving Third Parties. If any third party notifies either party (“Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Article IX, the Indemnified Party shall notify the Indemnifying Party promptly in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation unless (and then solely to the extent) the Indemnifying Party is damaged by the delay. In the event the Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, (a) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party shall cooperate in the defense of such claim and may retain separate co-counsel at its sole cost and expense, (c) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed), and (d) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the claim, without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed). In the event the Indemnifying Party fails to notify the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming its defense, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it may deem appropriate.

9.6. Matters Involving the Parties. In the event that the Indemnified Party asserts a claim under this Article IX (excluding claims covered by Section 9.5) against the Indemnifying Party, the Indemnified Party shall give written notice to the Indemnifying Party specifying, in reasonable detail, the basis for the assertion of the claim and the amount of the claim asserted. Such assertion of liability shall be deemed accepted by such Indemnifying Party and the amount of such claim shall be deemed a valid claim, conclusive and binding on the Indemnifying Party, unless, within twenty (20) days after the Indemnified Party gives written notice to the Indemnifying Party of such claim, the Indemnifying Party gives written notice to the Indemnified Party contesting the basis for, or the amount of, such claim. If such notice is given by the Indemnifying Party, then the parties shall use Commercially Reasonable Efforts to reach agreement with respect to such claim. If no such agreement is reached, the parties may pursue their respective rights and remedies to the full extent of the law, subject to the terms of this Agreement.

9.7. Mitigation. The Indemnified Party shall take all reasonable steps to mitigate all Damages, including availing itself as reasonably directed by the Indemnifying Party of any defenses, limitations, rights of contribution, claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may be reasonably requested by the Indemnifying Party. Each party shall use Commercially Reasonable Efforts in addressing any Damages that may provide the basis for an indemnifiable claim (that is, each party shall respond to such liability in the same manner that it would respond to such liability in the absence of the indemnification provided for in this Agreement). Any request for indemnification of specific costs shall include invoices and supporting documents containing reasonably detailed information about the costs and/or damages for which indemnification is being sought.

9.8. Exclusive Remedy. The parties acknowledge that the indemnification provided in this Article IX shall be the sole and exclusive remedy after the Closing Date for monetary damages available to the parties to this Agreement for breach of any of the terms, conditions, representations or warranties contained herein; provided, however, this exclusive remedy for damages does not preclude a party from (a) bringing an action for specific performance or other available equitable remedy for a breach of a covenant or agreement contained in this Agreement, or (b) pursuing remedies under applicable law for fraud or intentional misrepresentation. In addition to and not in limitation of the foregoing, the rights and remedies contained in this Agreement shall constitute the sole and exclusive recourse with respect to Seller’s VBT Business relating to any environmental matters.

Article X.

Other Obligations of the Parties

10.1. Certain Tax Matters. Any transfer, sales, use, recording, stamp and other similar transaction taxes (“Transaction Taxes”), if any, imposed upon or incurred by either Seller or Purchaser in order to consummate the conveyance of the Acquired Assets pursuant to this Agreement shall be borne one-half by Novoste and one-half by Purchaser. Novoste and Purchaser shall jointly prepare and file, or cause to be prepared and filed, all necessary Tax returns and other documents with respect to all Transaction Taxes, including, but not limited to, the delivery by Purchaser to Novoste of Tax resale certificates with respect to any inventory or similar items included in the Acquired Assets in connection with the consummation of the transactions contemplated by this Agreement, and each party shall bear its own expenses in connection with that preparation and filing. The parties will cooperate in providing to each other all applicable exemption certificates associated with any Transaction Taxes. Except as provided in the foregoing, (a) as between the parties, Novoste shall be responsible for and shall pay any Taxes with respect to the ownership of the Acquired Assets relating to all Tax periods ending on or prior to the Closing Date, and (b) as between the parties, Purchaser shall be responsible for and shall pay any and all Taxes with respect to the ownership of the Acquired Assets relating to all Tax periods ending after the Closing Date.

10.2. Bulk Sales Laws. Purchaser and Seller hereby waive compliance with the provisions of any applicable state bulk transfer statutes.

10.3. Restrictive Covenants. The parties acknowledge that the agreement of Novoste set forth in this Section 10.3 constitutes a material part of the consideration granted with respect to the transactions contemplated and to be effected hereby. Accordingly, Novoste agrees that the following covenants are necessary, reasonable and appropriate.

(a) Covenant Not to Compete. Novoste agrees that for a period of five (5) years subsequent to the Closing Date (“Non-Compete Period”), Novoste shall not, directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant engage in any business competitive with Seller’s VBT Business as conducted as of the Closing.

(b) Covenant Not to Solicit Customers. Novoste covenants and agrees that during the Non-Compete Period, Novoste shall not (and in the case of a Subsidiary, Novoste shall cause such Subsidiary not to), directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant perform any services for or contract with any Person that was a customer of Seller’s VBT Business during the five (5) year period prior to the Closing Date (“Customer(s)”) if such services or contract relates to matters that would be competitive with Seller’s VBT Business as conducted as of the Closing.

(c) Non-Circumvention. Novoste shall not (and in the case of a Subsidiary, Novoste shall cause such Subsidiary not to), directly or indirectly, during the Non-Compete Period solicit Customers for the purpose of engaging in a business that is in competition with Seller’s VBT Business as conducted as of the Closing.

(d) Covenant Not to Solicit or Hire Employees. Novoste covenants and agrees that during the Non-Compete Period, it shall not directly or indirectly, as principal, agent, owner, joint venturer, investor or consultant solicit or attempt to solicit or induce or encourage the departure or resignation of any of the individuals who are set forth on Schedule 9.3(g) who after the Closing become and are at such time employees of Purchaser; it being understood that it shall not constitute a breach of this Section 10.3(d) if Novoste, directly or indirectly, makes solicitations for employment by general advertisements in periodicals of broad distribution or other advertisement media of similar nature that are not specifically directed at such employees of Purchaser.

(e) Limitation. The covenants, agreements and other terms and conditions set forth in this Section 10.3 shall not apply to the direct or indirect ownership by Novoste of less than five percent (5%) of the issued and outstanding stock of a corporation whose securities are publicly traded and which is engaged in a business competitive with Seller’s VBT Business as conducted as of the Closing.

(f) Remedies and Enforcement. In the event of a breach or threatened breach of this Section 10.3, Purchaser shall be entitled, in addition to all other remedies otherwise available to Purchaser, to an injunction enjoining and restraining such breach or threatened or intended breach. In the event that Purchaser is required to enforce any part of this Section 10.3 through legal proceedings, Purchaser shall be entitled to recover reasonable costs, expenses and attorney’s fees incurred.

10.4. Insurance.

(a) As of the Closing Date and for a period of not less than three (3) years after the Closing Date, Novoste shall continue to maintain the type of insurance in at least the amounts stated in item 2 (Directors & Officers Liability and Corporate Reimbursement) of Schedule 3.12 at Novoste’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies. As of the Closing Date and for a period of not less than five (5) years after the Closing Date, Novoste shall continue to maintain the type of insurance in at least the amounts stated in item 3 (General Liability) of Schedule 3.12 at Novoste’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies.

(b) As of the Closing Date and for a period of not less than three (3) years after the Closing Date, Purchaser and BMI shall continue to maintain the types of insurance in at least the amounts stated in items 1 and 2 of Schedule 4.7 at Purchaser’s and BMI’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies. As of the Closing Date and for a period of not less than five (5) years after the Closing Date, Purchaser and BMI shall continue to maintain the type of insurance in at least the amounts stated in item 4 of Schedule 4.7 at Purchaser’s and BMI’s sole cost and expense and may do so with a combination of primary and excess or umbrella policies.

10.5. Payment of Rent and Utilities on the International Boulevard Premises. Novoste shall continue to pay the monthly rental obligation with respect to the International Boulevard Premises through March 31, 2006. Purchaser shall pay on behalf of Novoste all utility expenses with respect to the International Boulevard Premises attributable to the period from and after the Closing Date through and including March 31, 2006. Employees of Novoste or any Subsidiary shall be permitted to occupy the International Boulevard Premises through March 31, 2006 at no cost or expense to Novoste or any Subsidiary.

10.6. Removal of Acquired Assets. Purchaser shall, at Purchaser’s sole cost and expense, remove the tangible Acquired Assets from the Seller locations and otherwise take custody and possession of all such tangible Acquired Assets no later than the expiration of the lease to which Novoste or a Subsidiary is a party with respect to the location or premises at which such Acquired Assets are located, except with respect to any location or premises with respect to which (a) Purchaser has assumed the leasehold obligations or (b) Purchaser has otherwise entered into a new lease with the landlord entitling Purchaser to maintain such Acquired Assets at such location or premises. All such removal activities shall take place during Novoste’s normal business hours upon reasonable prior written notice to Novoste, and with the reasonable cooperation of Novoste.

10.7. Maintenance of Records. Purchaser shall maintain in the ordinary course of business all Records acquired by Purchaser as part of the Acquired Assets until the later of the fifth (5th) anniversary of the Closing Date or the expiration of any retention period required by applicable law.

10.8. Certain Other Matters Related to the Patent Infringement Lawsuit Liability. If there has been no Claim Settlement as of the Closing, then after the Closing:

(a) Purchaser shall have the sole control and authority with respect to the defense, settlement, or compromise of the Patent Infringement Lawsuit Liability, and shall have the right to defend, settle, or compromise, at its sole cost and expense and with counsel of its choice as determined in its sole discretion, the Patent Infringement Lawsuit Liability, subject to the provisions of Section 10.8(b);

(b) Purchaser shall not, without the prior written consent of Novoste, which consent shall not be unreasonably withheld or delayed, enter into any compromise or settlement of the Patent Infringement Lawsuit Liability which commits Novoste or any Subsidiary to take, or to forbear to take, any action; and

(c) Novoste shall provide reasonable cooperation, information, and assistance to Purchaser in connection with the Patent Infringement Lawsuit Liability and Purchaser shall reimburse Novoste for its reasonable out-of-pocket expenses incurred in connection with such activities.

10.9. Certain Other Matters Related to the AEA Supply Agreement. After the Closing, to the extent reasonably practicable, Purchaser shall have the sole control and authority with respect to matters relating to the AEA Supply Agreement; it being understood that Purchaser shall not, without the prior written consent of Novoste, which consent shall not be unreasonably withheld or delayed, enter into any compromise or settlement with respect to the AEA Supply Agreement which commits Novoste or any Subsidiary to take, or to forbear to take, any action. Novoste shall provide reasonable cooperation, information, and assistance to Purchaser in connection with the AEA Supply Agreement. Purchaser shall reimburse Novoste for its reasonable out-of-pocket expenses incurred in connection with such activities.

10.10. Cooperation of Seller for Transfer and/or Issuance of Permits, Licenses and Approvals. Between the date first set forth above and the Closing, Novoste will use its Commercially Reasonable Efforts to provide (and in the case of a Subsidiary, Novoste shall cause such Subsidiary to use its Commercially Reasonable Efforts to provide) such assistance to Purchaser as may be reasonably requested by Purchaser to facilitate the transfer and/or issuance to Purchaser of all worldwide regulatory approvals, government approvals, permits and licenses relating to Seller’s VBT Business as and to the extent such approvals, permits and licenses are assignable.

10.11. Authorized Representative. Novoste shall cause its Subsidiary, Novoste GmbH, to act as Purchaser’s Authorized Representative and European Community Representative in connection with the sale of the VBT Products from Closing until such time as Purchaser has obtained the necessary permits, licenses and approvals to sell in Germany and the European Community; provided, however, that Novoste’s obligation hereunder to cause Novoste GmbH to act in this capacity on behalf of Purchaser shall terminate the earlier of January 1, 2006 or the date upon which Purchaser has its own Authorized Representative and European Community Representative approved by the appropriate regulatory bodies and to be placed on European labeling; and provided further, however, that Novoste’s obligation hereunder is conditioned upon Purchaser’s use of Commercially Reasonable Efforts to have its own Authorized Representative and European Community Representative receive said approvals as promptly as practicable. Purchaser confirms and agrees that Novoste makes no representations or warranties regarding the ability or eligibility of Purchaser to sell or market products in the European Community nor with respect to the ability or eligibility of Purchaser to obtain the necessary permits, licenses and approvals to sell in Germany and the European Community. Novoste (and in the case of Novoste GmbH, Novoste shall cause Novoste GmbH) and Purchaser shall negotiate in good faith and enter into a supplemental written agreement to reflect the matters set forth in this Section 10.11 to the extent Novoste and Purchaser determine that such an agreement is either required or otherwise reasonably necessary; it being understood that such agreement shall be in a form that is customary and reflect Novoste GmbH’s limited obligations pursuant to this Section 10.11 and otherwise be consistent with the parties’ agreements set forth in this Agreement.

10.12. Proposed Name Change. Purchaser and BMI each consents, and agrees not to object, to Novoste’s use of the element “NOVT” in, and incorporation of the element “NOVT” into, Novoste’s corporate name in connection with the Proposed Name Change and registration by Novoste of such corporate name with desired governmental authorities.

Article XI.

General Provisions and Other Agreements

11.1. Guaranty.

(a) BMI, for itself and its successors in interest and assigns, hereby irrevocably and unconditionally guarantees the full and faithful performance and observation by Purchaser under this Agreement of all representations, warranties, covenants, conditions, indemnities and agreements set forth in this Agreement provided to be performed and observed by Purchaser. BMI does hereby waive notice of acceptance of this guaranty, notice of protest or compliance with the terms and provisions of this Agreement and notice of non-performance or non-observance hereof. Each default in payment or performance of any obligations hereunder shall give rise to a separate cause of action under this Section 11.1 and separate suits may be brought hereunder as each cause of action arises. Seller agrees that prior to exercising any rights under this Section 11.1, Seller shall first use Commercially Reasonable Efforts to collect or enforce the guaranteed obligation from or against Purchaser for a period of sixty (60) days; it being understood that following the expiration of such sixty (60) day period, Seller shall be free to exercise any and all of its rights against BMI pursuant to this Section 11.1.

(b) The obligations of BMI hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of the Purchaser with or into any entity, or any sale or transfer by the Purchaser of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar proceedings involving or affecting the Purchaser or any surviving person of any such merger or consolidation, (iii) any modification, alteration, amendment or addition of or to this Agreement, or (iv) any disability of the Purchaser or any other person and any other circumstance whatsoever (with or without notice to or knowledge of BMI) which may or might in any manner or to any extent vary the risks of BMI or might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

11.2. Public Disclosure. Novoste, Purchaser and BMI shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation except as may be required by law (including Rule 14d-9 and 14e-2 promulgated under the Securities Exchange Act of 1934, as amended) or any listing agreement with a national securities exchange.

11.3. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

If to Purchaser:	BEST VASCULAR, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: President

With copies to (which shall not constitute notice):

BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: General Counsel

And to:	Susan Richards Salen, Esquire
Rees, Broome & Diaz, P.C.
8133 Leesburg Pike, Ninth Floor
Vienna, Virginia 22182
Facsimile No.: (703) 848-2530

If to BMI:	BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: President

With copies to (which shall not constitute notice):

BEST MEDICAL INTERNATIONAL, INC.
7643 Fullerton Road
Springfield, VA 22153
Facsimile No.: (703) 451-8421
Attention: General Counsel

And to:	Susan Richards Salen, Esquire
Rees, Broome & Diaz, P.C.
8133 Leesburg Pike, Ninth Floor
Vienna, Virginia 22182
Facsimile No.: (703) 848-2530

If to Seller:	Novoste Corporation
4350 International Boulevard
Norcross, GA 30093
Facsimile No.: (707) 717-1283
Attention: President and Chief Executive Officer

With copies to (which shall not constitute notice):

Novoste Corporation
4350 International Boulevard
Norcross, GA 30093
Attention: General Counsel
Facsimile No.: (707) 717-1283

And to:	Hogan & Hartson L.L.P.
Columbia Square
555 13th Street, NW
Washington, DC 20004
Facsimile No.: (202) 637-5910
Attention: Robert J. Waldman, Esq.

11.4. Waivers. Neither the waiver of a party of a breach of or a default under any of the provisions of this Agreement, nor the failure of any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

11.5. Controlling Law. This Agreement shall be interpreted, administered and enforced in accordance with the laws of the Commonwealth of Virginia (exclusive of its conflict of laws rules).

11.6. Assignability. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement may not be assigned by any party without the written consent of the other party.

11.7. Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.8. Further Assurances. The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. Each of Novoste, Purchaser and BMI shall act with good faith in the performance of their obligations and in the exercise of their rights hereunder.

11.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.10. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

11.11. Entire Agreement. This Agreement (including the exhibits and schedules referred to herein and attached hereto) and the Confidentiality Agreement constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations between the parties, oral or written, to the extent they relate to the subject matter hereof.

11.12. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.13. Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. The parties further agree to negotiate in good faith to modify this Agreement to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.14. Amendments. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Novoste, Purchaser and BMI.

11.15. Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement or have caused this Agreement to be executed and delivered on their behalf as of the date first set forth above.

BEST VASCULAR, INC.

/s/ Krishnan Suthanthiran
Krishnan Suthanthiran, President

BEST MEDICAL INTERNATIONAL, INC.

/s/ Krishnan Suthanthiran
Krishnan Suthanthiran, President

NOVOSTE CORPORATION

/s/ Alfred J. Novak
Alfred J. Novak, President and Chief Executive Officer